UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

          As previously reported in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2009 by Golden Phoenix Minerals, Inc. (the “Company”), on February 25, 2009, the Company entered into a Binding Memorandum of Understanding, as well as two related binding side letter agreements (collectively, the “MOU”) with Win-Eldrich Gold, Inc. (“WEG”), whereby the Company agreed to sell 100% of its ownership interest in the Ashdown Project LLC (the “LLC”) to WEG (the “Ashdown Sale”). Note that, in this Item 1.01, the Company, WEG and the LLC are collectively referred to as the “Parties.”

          On May 13, 2009, pursuant to the material terms of the MOU, as further revised, negotiated and mutually agreed to by the Parties, the Company entered into further definitive agreements, including a Purchase and Sale of LLC Membership Interest Agreement with WEG, to effectuate the Ashdown Sale (the “Purchase Agreement”). As consideration for the Ashdown Sale and the Parties’ mutual release of certain claims against the other pursuant to the terms of a Settlement and Release Agreement (the “Release”), WEG will pay $5.3 million (the “Purchase Price”) to the Company, which will be satisfied by the issuance of a Limited Recourse Secured Promissory Note (the “Note”), for the full amount of the Purchase Price.

          In particular, WEG will pay the Company $5.3 million and assume the majority of all obligations and liabilities held by the LLC, all as detailed and more fully set forth in the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement and the Note, the Company, WEG and the LLC have also entered into a Security Agreement, a Short Form Deed of Trust and Assignment of Rents Agreement (the “Deed of Trust”), and certain other releases and side letter agreements (together with the Purchase Agreement and the Note, collectively, the “Transaction Documents”). Pursuant to the Transaction Documents, the closing of the Ashdown Sale shall take place on the date that all the Transaction Documents are entered into (“Closing”).

          The terms and conditions of the Note, including term, interest rate and description of security interest are as follows: the terms of the Note include the payment of the Purchase Price together with simple interest on the unpaid principal amount of the Note at rate equal to the Wall Street Journal Prime rate plus two percent (2.00%), computed on a quarterly basis beginning April 1, 2009, for a term of 72 months, with the first payment due one (1) year from the date of Closing. As security for the Note, the Purchase Price shall be secured by the assets and property of the LLC as well as one hundred percent (100%) of WEG’s ownership interest in the LLC (the “Collateral”). The sole recourse of the Company under the Note for the collection of amounts owed and in the event of default shall be foreclosure as to the Collateral, as further detailed in the Security Agreement and Deed of Trust by and between the Parties.

          Pursuant to the Release, the Parties will agree that any and all litigation and ongoing disputes existing between the Parties shall immediately terminate effective at Closing. The Parties anticipate that the Release will be executed within the next 7-14 days.

          Finally, pursuant to the Purchase Agreement, Perry Muller, President of WEG, or his assignee, has agreed to pay up to $100,000 of all payments made in settlement of the amounts owed by the LLC to Retrievers LLC, and the Company shall secure a release from Retrievers LLC of any claim or title in or to the Ashdown Mill property, with Mr. Muller becoming the sole owner of the Ashdown Mill property (the “Retriever’s Settlement”). Upon completion of the Retriever’s Settlement, Mr. Muller has agreed to lease the Ashdown Mill property to the LLC and convey the Ashdown Mill to the LLC upon repayment to Mr.

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Muller by the LLC of $100,000, plus a loan fee amount of $10,000, all as pursuant to that certain Ashdown Mill Binding Side Letter Agreement, dated May 13, 2009.

SECTION 2 – FINANCIAL INFORMATION

Item 2.01	Completion of Acquisition or Disposition of Assets.

          The information set forth above in Item 1.01, is hereby incorporated by reference in its entirety into this Item 2.01. On May 13, 2009 the Company entered into a Purchase and Sale of LLC Membership Interest Agreement with WEG (the “Purchase Agreement”), whereby the Company agreed to sell to WEG one hundred percent (100%) of its interest in the Ashdown Project LLC (the “Ashdown LLC”) in exchange for a purchase price of Five Million Three Hundred Thousand Dollars ($5,300,000) and certain other agreed to terms and conditions (the “Ashdown Sale”).

          The Ashdown LLC is a molybdenum-gold project located approximately 115 miles northwest of Winnemucca in Humboldt County, Nevada. The property covers about nine (9) square miles and is controlled by 293 unpatented mining claims, with proven reserves of molybdenum (Mo) of 2,773,908 pounds with a grade of 2.91% as of February 25, 2008, pursuant to an independent third party Technical Report and Feasibility Study. WEG has been a co-owner of the Ashdown LLC with the Company since the date of inception of the Ashdown LLC in September 2006, with the Company originally owning a 60% membership interest and WEG originally owning a 40% membership interest. The Ashdown LLC was formed in order to govern the management of the project and the future mineral exploration, evaluation, development and mining operations by the Ashdown LLC on the real property contributed by the Company and WEG and all other real property within the area of interest that would be acquired by the Ashdown LLC. The terms agreed upon between the parties were negotiated in an arm’s length transaction and the Purchase Price represents the amount mutually agreed by the parties to represent the fair value of the Company’s interest in the Ashdown LLC.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

          The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date upon which this report on Form 8-K must be filed.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Dated:	May 19, 2009	By: /s/ David A. Caldwell

David A. Caldwell

Chief Executive Officer

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